As filed with the Securities and Exchange Commission on March 21, 2022

Registration No. 333-215504

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FORTERRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	37-1830464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

511 East John Carpenter Freeway, 6th Floor

Irving, TX 75062

(469) 458-7973

(Address of Principal Executive Offices, including Zip Code)

FORTERRA, INC. 2016 STOCK INCENTIVE PLAN

FORTERRA, INC. 2018 STOCK INCENTIVE PLAN

(Full title of the plan)

David T. Jones

Chief Financial Officer

Forterra, Inc.

511 East John Carpenter Freeway, 6th Floor

Irving, TX 75062

(Name and address of agent for service)

(469) 458-7973

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 2 to Form S-8 amends the Registration Statement on Form S-8 (Registration No. 333-215504) (the “Registration Statement”) of Forterra, Inc., a Delaware corporation (the “Registrant”), which was originally filed with the Securities and Exchange Commission (the “SEC”) on January 10, 2017, and subsequently amended by Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on February 28, 2019, relating to 5,000,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), to be offered and sold originally pursuant to the Forterra, Inc. 2016 Stock Incentive Plan and subsequently the Forterra, Inc. 2018 Stock Incentive Plan.

On March 18, 2022, pursuant to an Agreement and Plan of Merger, dated as of February 19, 2021, by and among the Registrant, Quikrete Holdings, Inc., a Delaware corporation (“Parent”), and Jordan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent.

In connection with the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities pursuant to the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of the Registrant’s Common Stock registered under the Registration Statement but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on March 18, 2022.

FORTERRA, INC.
(Registrant)

By:	/s/ David T. Jones
Name: David T. Jones
Title: Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement.